Exhibit 99.1
Diodes Incorporated Reports Third Quarter 2010 Financial Results
Achieves Record Net Income, Gross Margin and Revenue
Dallas, Texas — November 8, 2010 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported financial results for the third quarter ended September 30, 2010.
Third Quarter Highlights
•	Achieved sixth consecutive quarter of sequential revenue growth;

•	Revenue was a record $163.1 million, an increase of 33.6 percent over the $122.1 million in the third quarter of 2009 and a sequential increase of 9.4 percent over the $149.2 million in the second quarter of 2010;

•	Gross profit was a record $61.0 million, an increase of 62.2 percent over the $37.6 million in the third quarter of 2009 and a sequential increase of 14.0 percent over the $53.5 million in the second quarter of 2010;

•	Gross margin was a record 37.4 percent, compared to 30.8 percent in the third quarter of 2009 and 35.8 percent in the second quarter of 2010;

•	Income before income taxes and noncontrolling interest was a record $27.4 million, compared to $7.2 million in the third quarter of 2009 and $20.6 million in the second quarter of 2010;

•	GAAP net income was a record $21.2 million, or $0.46 per diluted share, compared to $7.0 million, or $0.16 per diluted share, in the third quarter of 2009 and $16.6 million, or $0.37 per diluted share, in the second quarter of 2010;

•	Non-GAAP adjusted net income was $23.2 million, or $0.51 per diluted share, compared to $9.1 million, or $0.21 per diluted share, in the third quarter of 2009 and $18.7 million, or $0.41 per diluted share, in the second quarter of 2010;

•	Excluding $2.1 million of share-based compensation expense, both GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share; and

•	Achieved $43.1 million cash flow from operations, $18.2 million net cash flow and $17.8 million free cash flow.
Revenue for the third quarter of 2010 was a record $163.1 million, an increase of 33.6 percent over the $122.1 million in the third quarter of 2009 and a sequential increase of 9.4 percent over the $149.2 million in the second quarter of 2010. Revenue increased in the quarter due to strong demand for products across all of the Company’s worldwide markets. The successful capturing of Zetex product synergies has allowed the Company to take advantage of European and North American market strength, which has resulted in higher revenue growth in those regions.
Gross profit for the third quarter of 2010 was a record $61.0 million, an increase of 62.2 percent over the $37.6 million in the third quarter of 2009 and a sequential increase of 14.0 percent over the $53.5 million in the second quarter of 2010. Gross margin in the third quarter of 2010 was a record 37.4 percent, compared to 30.8 percent in the third quarter of 2009 and 35.8 percent in the second quarter of 2010. Gross margin improved in the quarter due to a favorable mix of higher margin products, generally stable ASP’s, another quarterly record of output at our packaging facilities and continued high utilization at the Company’s wafer fabs.
Commenting on the quarter, Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, stated, “The third quarter represents the Company’s sixth consecutive quarter of sequential revenue growth and was complemented by our achievement of record net income in the quarter. Over that time, we have consistently executed on our new product development plans and expanded our design wins, which have contributed to our market share gains at key customers and record results. Additionally, the capital investments that we made to expand capacity at our packaging facilities over the last twelve months have enabled us to achieve record output during this year. Although capacity remains tight, we have proactively shifted our product mix toward higher margin products to achieve the highest gross margin in the Company’s history. These results reflect Diodes’ continued commitment to grow faster than our addressable markets as we secure greater market share in key end-equipment, launch additional products in new markets and leverage our broadened product portfolio to maintain a higher level of design wins.”
Third quarter of 2010 GAAP net income was $21.2 million, or $0.46 per diluted share, compared to third quarter of 2009 of $7.0 million, or $0.16 per diluted share, and second quarter of 2010 of $16.6 million, or $0.37 per diluted share.
Non-GAAP adjusted net income was $23.2 million, or $0.51 per diluted share, which excluded, net of tax, $1.3 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes and $0.8 million of non-cash acquisition related intangible asset amortization costs. The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

GAAP net income	$21,162

GAAP diluted earnings per share	$0.46

Adjustments to reconcile net income to adjusted net income:

Amortization of debt discount	1,277

Amortization of acquisition related intangible assets	790

Non-GAAP adjusted net income	$23,229

Non-GAAP adjusted diluted earnings per share	$0.51

See tables below for further details of the reconciliation.
Included in the third quarter of 2010 GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.
As of September 30, 2010, Diodes had approximately $264 million in cash and cash equivalents and $130 million in long-term debt primarily related to its Convertible Senior Notes.
Business Outlook
Dr. Lu concluded, “With the market supply shortage easing as well as supply and demand becoming more balanced, we expect to return to more seasonal trends for the fourth quarter. We believe we will further expand our market share as a result of our continued focus on design wins, new products and customer expansion. In terms of fourth quarter guidance, revenue is anticipated to range between $160 million and $168 million, or between a decrease of 2 percent and an increase of 3 percent sequentially. Gross margin is expected to be comparable to the third quarter level. Operating expenses are anticipated to be comparable to third quarter levels on a percent of revenue basis. We expect our income tax rate for the fourth quarter to range between 17 and 23 percent. Shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 46.3 million.”

Conference Call
Diodes will host a conference call on Monday, November 8, 2010 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter 2010 financial results. Investors and analysts may join the conference call by dialing 1-800-901-5213 and providing the confirmation code 92825783. International callers may join the teleconference by dialing 1-617-786-2962. A telephone replay of the conference call will be available approximately two hours after the conference call and will be available until November 11, 2010 at midnight Central Time. The replay dial-in number is 1-888-286-8010, and the pass code is 18355966. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Dallas, Texas. Design, marketing, and engineering centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; and Munich, Germany; with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: the successful capturing of Zetex product synergies has allowed the Company to take advantage of European and North American market strength, which has resulted in higher revenue growth in those regions; the capital investments that we made to expand capacity at our packaging facilities over the last twelve months have enabled us to achieve record output during this year; although capacity remains tight, we have proactively shifted our product mix toward higher margin products to achieve the highest gross margin in the Company’s history; these results reflect Diodes’ continued commitment to grow faster than our addressable markets as we secure greater market share in key end-equipment, launch additional products in new markets and leverage our broadened product portfolio to maintain a higher level of design wins; with the market supply shortage easing as well as supply and demand becoming more balanced, we expect to return to more seasonal trends for the fourth quarter; we believe we will further expand our market share as a result of our continued focus on design wins, new products and customer expansion; in terms of fourth quarter guidance, revenue is anticipated to range between $160 million and $168 million, or between a decrease of 2 percent and an increase of 3 percent sequentially; gross margin is expected to be comparable to the third quarter level; operating expenses are anticipated to be comparable to third quarter levels on a percent of revenue basis; we expect our income tax rate for the fourth quarter to range between 17 and 23 percent; and shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 46.3 million. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance and loadings in our manufacturing facilities; risks of domestic and foreign operations; unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
# # #

Company Contact:	Investor Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne K. Sievers
Director of Investor Relations	EVP, Investor Relations
P: (972) 385-4492	P: (949) 224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
NET SALES	$163,120	$122,122	$449,120	$304,070

COST OF GOODS SOLD	102,143	84,547	286,893	224,632

Gross profit	60,977	37,575	162,227	79,438

OPERATING EXPENSES
Selling, general and administrative	22,837	19,079	65,822	50,375
Research and development	7,212	6,284	20,403	16,944
Amortization of acquisition related intangible assets	1,098	1,271	3,304	3,480
Restructuring	—	(291)	—	(440)

Total operating expenses	31,147	26,343	89,529	70,359

Income from operations	29,830	11,232	72,698	9,079

OTHER INCOME (EXPENSES)
Interest income	279	805	2,587	3,907
Interest expense	(939)	(1,784)	(4,317)	(5,709)
Amortization of debt discount	(2,006)	(1,981)	(5,713)	(6,471)
Other	251	(1,062)	1,749	(1,074)

Total other expenses	(2,415)	(4,022)	(5,694)	(9,347)

Income (loss) before income taxes and noncontrolling interest	27,415	7,210	67,004	(268)

INCOME TAX PROVISION (BENEFIT)	5,346	(629)	11,705	4,924

NET INCOME (LOSS)	22,069	7,839	55,299	(5,192)

Less: NET INCOME attributable to noncontrolling interest	(907)	(819)	(2,532)	(1,507)

NET INCOME (LOSS) attributable to common stockholders	$21,162	$7,020	$52,767	$(6,699)

EARNINGS (LOSS) PER SHARE attributable to common stockholders
Basic	$0.48	$0.17	$1.20	$(0.16)

Diluted	$0.46	$0.16	$1.16	$(0.16)

Number of shares used in computation
Basic	44,346	42,533	44,031	41,761

Diluted	45,673	44,013	45,418	41,761

Note: Throughout this release, we refer to “net income (loss) attributable to common stockholders” as “net income (loss).”

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)
For the three months ended September 30, 2010:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Provision	Net Income
Per-GAAP				$21,162

Earnings per share (Per-GAAP)
Diluted				$0.46

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,098	—	(308)	790

Amortization of debt discount	—	2,006	(729)	1,277

Adjusted (Non-GAAP)				$23,229

Diluted shares used in computing earnings per share				45,673

Adjusted earnings per share (Non-GAAP)
Diluted				$0.51

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted earnings per share (“EPS”) would have increased by an additional $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME — Cont.
(in thousands, except per share data)
(unaudited)
For the three months ended September 30, 2009:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Provision	Net Income
Per-GAAP				$7,020

Earnings per share (Per-GAAP)
Diluted				$0.16

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,271	—	(356)	915

Restructuring	(291)	—	111	(180)

Loss on extinguishment of debt	—	161	(63)	98

Amortization of debt discount	—	1,981	(773)	1,208

Adjusted (Non-GAAP)				$9,061

Diluted shares used in computing earnings per share				44,013

Adjusted earnings per share (Non-GAAP)
Diluted				$0.21

Note: Included in GAAP and non-GAAP adjusted net loss was approximately $1.8 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per share.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME — Cont.
(in thousands, except per share data)
(unaudited)
For the nine months ended September 30, 2010:

		Other
	Operating	Income	Income Tax
	Expenses	(Expense)	Provision	Net Income
Per-GAAP				$52,767

Earnings per share (Per-GAAP)
Diluted				$1.16

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	3,304	—	(926)	2,378

Gain on sale of assets	—	(1,837)	661	(1,176)

Impairment of long-lived assets	—	144	(55)	89

Amortization of debt discount	—	5,713	(2,175)	3,538

Adjusted (Non-GAAP)				$57,596

Diluted shares used in computing earnings per share				45,418

Adjusted earnings per share (Non-GAAP)
Diluted				$1.27

Note: Included in GAAP and non-GAAP adjusted net income was approximately $6.4 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.14 per share.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME — Cont.
(in thousands, except per share data)
(unaudited)
For the nine months ended September 30, 2009:

		Other
	Operating	Income	Income Tax	Net Income
	Expenses	(Expense)	Provision	(Loss)
Per-GAAP				$(6,699)

Loss per share (Per-GAAP)
Diluted				$(0.16)

Adjustments to reconcile net loss to adjusted net income:

Amortization of acquisition related intangible assets	3,480	—	(977)	2,503

Restructuring	(440)	—	(85)	(525)

Gain on extinguishment of debt	—	(1,192)	465	(727)

Forgiveness of debt	—	(1,501)	188	(1,313)

Taxes on repatriation of earnings	—	—	10,631	10,631

Amortization of debt discount	—	6,471	(2,526)	3,945

Adjusted (Non-GAAP)				$7,815

Diluted shares used in computing earnings per share				42,967

Adjusted earnings per share (Non-GAAP)
Diluted				$0.18

Note: Included in GAAP and non-GAAP adjusted net income was approximately $4.9 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.12 per share.

ADJUSTED NET INCOME
This measure consists of generally accepted accounting principles (“GAAP”) net income (loss), which is then adjusted solely for the purpose of adjusting for amortization of acquisition related intangible assets, amortization of debt discount, impairment of long-lived assets, gain on sale of assets, restructuring costs, loss (gain) on extinguishment of debt, forgiveness of debt, and taxes on repatriation of foreign earnings, as discussed below. Excluding impairment of long-lived assets, gain on sale of assets, restructuring costs, loss (gain) on extinguishment of debt, forgiveness of debt, and taxes on repatriation of foreign earnings provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income (loss) to non-GAAP adjusted net income.
Amortization of acquisition related intangible assets — The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was allocated to the assets through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability across companies with respect to this expense.
Amortization of debt discount — The Company excluded the amortization of debt discount on its 2.25% Convertible Senior Notes (“Notes”). This amortization was excluded from management’s assessment of the Company’s core operating performance. Although the amortization of debt discount is recurring in nature, the expected life of the Notes is five years as that is the earliest date in which the Notes can be put back to the Company at par value. As such, the amortization period ends October 1, 2011, at which time the Company will no longer be recording an amortization of debt discount. In addition, the Company has repurchased some of its Notes, which can make the principal amount outstanding and related amortization vary from period to period, and as such the Company believes the exclusion of the amortization facilitates comparisons with the results of other periods that may reflect different principal amounts outstanding and related amortization.
Impairment of long-lived assets — The Company excluded the impairment of long-lived assets. During the second quarter of 2010, the Company impaired certain assets, which was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the impairment of long-lived assets provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such impairments.
Gain on sale of assets — The Company excluded the gain recorded for the sale assets. During the first quarter of 2010, the Company sold assets located in Germany and this gain was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the gain on sale of assets provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.
Restructuring costs — The Company recorded various restructuring charges to reduce its cost structure in order to enhance operating effectiveness and improve profitability. These restructuring activities impacted various functional areas of the Company’s operations in several locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.
Loss (gain) on extinguishment of debt — The Company excluded the loss (gain) from extinguishment of debt from the repurchase of its Notes. The loss (gain) was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the loss (gain) on extinguishment of debt provides investors an enhanced view of a loss (gain) the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such losses (gains).
Forgiveness of debt — The Company excluded the forgiveness of debt related to one of its Asia subsidiaries in the second quarter of 2009. This forgiveness of debt is excluded from management’s assessment of our operating performance. The Company believes the exclusion of the forgiveness of debt provides investors an enhanced view of the adjustment the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such charges.
Taxes on repatriation of foreign earnings — The Company excluded the non-cash income tax expense related to the repatriation of foreign earnings. During the first quarter of 2009, the Company repatriated approximately $28.5 million of accumulated earnings from one of its Chinese subsidiaries, resulting in additional non-cash federal and state income tax expense. The Company intends to permanently reinvest overseas all of its remaining earnings from its foreign subsidiaries. The Company believes the exclusion of the non-cash income tax expense related to the repatriation of foreign earnings provides investors an enhanced view of a one-time occurrence and facilitates comparisons with results of other periods that do not reflect such a non-cash income tax expense.

ADJUSTED EARNINGS PER SHARE
This non-GAAP financial measure is the portion of the Company’s GAAP net income (loss) assigned to each share of stock, excluding amortization of acquisition related intangible assets, amortization of debt discount, impairment of long-lived assets, gain on sale of assets, restructuring costs, loss (gain) on extinguishment of debt, forgiveness of debt and taxes on repatriation of foreign earnings, as described above. Excluding impairment of long-lived assets, gain on sale of assets, restructuring costs, gain on extinguishment of debt, forgiveness of debt and taxes on repatriation of foreign earnings provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations, as described in further detail above. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation table provided.
FREE CASH FLOW (FCF)
FCF of $17.8 million for the third quarter of 2010 is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures ($43.1 million less (-) $25.3 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
EBITDA represents earnings before net interest expense, income tax provision (benefit), depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP measures, in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.
The following table provides a reconciliation of net income (loss) to EBITDA (in thousands, unaudited):

	Three Months Ended
	September 30,
	2010	2009
Net income (per-GAAP)	$21,162	$7,020
Plus:
Interest expense, net (1)	2,666	2,960
Income tax provision (benefit)	5,346	(629)
Depreciation and amortization	13,090	12,092

EBITDA (Non-GAAP)	$42,264	$21,443

	Nine Months Ended
	September 30,
	2010	2009
Net income (loss) (per-GAAP)	$52,767	$(6,699)
Plus:
Interest expense, net (2)	7,443	8,273
Income tax provision	11,705	4,924
Depreciation and amortization	37,760	35,079

EBITDA (Non-GAAP)	$109,675	$41,577

(1)	Includes $2.0 million for both the three months ended September 30, 2010 and 2009, of amortization of debt discount.

(2)	Includes $5.7 million and $6.5 million for the nine months ended September 30, 2010 and 2009, respectively, of amortization of debt discount.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
ASSETS
(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$263,807	$241,953
Short-term investment securities	—	296,600
Accounts receivable, net	123,493	99,074
Inventories	113,069	89,652
Deferred income taxes, current	9,257	7,834
Prepaid expenses and other	10,207	11,591

Total current assets	519,833	746,704

PROPERTY, PLANT AND EQUIPMENT, net	199,098	162,988

OTHER ASSETS
Goodwill	67,668	68,075
Intangible assets, net	29,949	34,892
Other	5,836	5,324

Total assets	$822,384	$1,017,983

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
LIABILITIES AND EQUITY
(in thousands, except share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
CURRENT LIABILITIES
Lines of credit and short-term debt	$—	$299,414
Accounts payable	74,766	62,448
Accrued liabilities	46,337	27,236
Income tax payable	3,919	2,641
Current portion of long-term debt	384	373
Current portion of capital lease obligations	288	283

Total current liabilities	125,694	392,395

LONG-TERM DEBT, net of current portion
Convertible senior notes	126,318	121,333
Long-term borrowings	3,263	3,464

CAPITAL LEASE OBLIGATIONS, net of current portion	1,441	1,669
DEFERRED INCOME TAXES, non-current	10,360	7,743
OTHER LONG-TERM LIABILITIES	44,929	40,455

Total liabilities	312,005	567,059

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock — par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — par value $0.66 2/3 per share; 70,000,000 shares authorized; 44,360,466 and 43,729,304 issued and outstanding at September 30, 2010 and December 31, 2009, respectively	29,574	29,153
Additional paid-in capital	223,745	211,618
Retained earnings	300,941	248,174
Accumulated other comprehensive loss	(55,930)	(48,311)

Total Diodes Incorporated stockholders’ equity	498,330	440,634

Noncontrolling interest	12,049	10,290

Total equity	510,379	450,924

Total liabilities and equity	$822,384	$1,017,983